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Genta to Appeal Staff Notice from NASDAQ Regarding Listing on NASDAQ Global Market

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Minimum $1.00 bid price per share requirement will be stayed pending resolution of appeal

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Company will request authorization for reverse stock split at annual stockholder meeting

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Clinical, regulatory, and financial strategy to be reviewed in quarterly conference call

BERKELEY HEIGHTS, NJ  – May 2, 2007 – Genta Incorporated (NASDAQ: GNTA) announced that it has received today a Staff Determination letter from the NASDAQ Stock Market stating that the Company's common stock is subject to delisting from The NASDAQ Global Market because the closing bid price of the Company's common stock is not in compliance with the $1.00 minimum closing bid price requirement, as set forth in Marketplace Rule 4450(a)(5).  Such letters are standard procedure when a company does not meet the minimum closing bid price requirement.

Genta intends to exercise its right to appeal this Staff Determination to a NASDAQ Listings Qualification Panel.  The appeal request will automatically stay the delisting until the Panel reaches a decision.  NASDAQ will typically hold a hearing to consider an appeal within 45 days after the appeal is made, and it may take up to 30 days after the hearing to make a decision.  At the hearing, Genta intends to present a plan to regain full compliance for all requirements to maintain its listing on The NASDAQ Global Market.

“While we will continue to execute our overall strategy and pursue the NASDAQ appeal, among other proposals in our proxy statement, we plan to ask our stockholders to approve a reverse split of our common stock over a range of possible ratios, ranging from 1:2 to 1:6, which would be implemented at the discretion of our Board of Directors”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.  “We believe our stockholder’s immediate interest is to maintain the Global Market listing, and that granting the Board flexibility to effect a reverse split represents one important option to meeting the NASDAQ requirements.  This matter will be discussed during our upcoming quarterly earnings conference call on May 8, 2007, and the proposal will be formally considered at our upcoming annual stockholders meeting scheduled for July 11, 2007.  Details of the proposal will be included in our proxy statement and mailed to stockholders of record as of May 22, 2007.”

Conference call information:

On May 8, 2007, Genta management will host a conference call and live audio webcast to discuss quarterly financial results and recent corporate activities at 8:00 am EST.  During the call, the Company intends to review key aspects of Genta’s clinical, regulatory and financial strategy.

US/Canada call:  877-634-8606; conference code Genta Incorporated

International call: 706-679-3140; conference code Genta Incorporated

Webcast: http://www.genta.com/genta/InvestorRelation/events.html

Audio replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S./Canada) and (706) 645-9291 (International); conference ID number is: 6604075.

This press release is not a solicitation of proxies nor shall it be deemed to be a solicitation by Genta.  Any solicitation by Genta will be done by means of our proxy statement for our 2007 annual meeting of stockholders to be filed with the Securities and Exchange Commission (the “SEC”) and mailed to our stockholders of record on May 22, 2007.  You are urged to read our proxy statement when it becomes available because it contains important information.  You may obtain a copy of the proxy statement, free of charge, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549 (please call the SEC at 1-800-SEC-0330 for further information on the public reference room), or it is also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release and the conference call to follow may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications, or its ability to successfully appeal the NASDAQ delisting ; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACT:

For Genta Incorporated

Tara Spiess/Andrea Romstad
TS Communications Group, LLC
(908) 286-3980

info@genta.com